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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

   Scott                 Bobby                   Lee
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   (Last)               (First)                 (Middle)

   1739 Cheshire Bridge Road
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                                    (Street)

   Atlanta              Georgia                30324
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   August 1, 2000
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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Focus Entertainment International, Inc. (FEII)
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

|X|   Director                             | |   10% Owner
|X|   Officer (give title below)           |_|   Other (specify below)

            Director, Vice President
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6. If Amendment, Date of Original (Month/Day/Year)

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7. Individual or Joint/Group Filing (Check applicable line)

   |X| Form filed by One Reporting Person

   |_| Form filed by More than One Reporting Person

================================================================================

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             Table I -Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership
Form:
                                      2. Amount of Securities       Direct (D)
or
1. Title of Security                     Beneficially Owned         Indirect (I)
4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 5)                 (Instr. 5)
(Instr. 5)
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  Common Stock                         400                         D
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* If the Form is filed by more than one Reporting Person see instruction
5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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5. Owner-
                                                    3. Title and Amount of
Securities                      ship
                                                       Underlying Derivative
Security                      Form of
                           2. Date Exercisable         (Instr. 4)
Derivative
                              and Expiration Date   ----------------------------
----   4. Conver       Security:
                              (Month/Day/Year)
Amount           sion or        Direct      7. Nature of
                           ---------------------                         or
Exercise       (D) or         Indirect
                             Date       Expira                           Number
Price of       Indirect       Beneficial
1. Title of Derivative       Exer     tion                               of
Derivative     (I)            Ownership
   Security (Instr. 4)       cisable    Date        Title
Shares           Security       (Instr. 5)     (Instr. 5)
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None
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Explanation of Responses:


             /s/ Bobby Lee Scott                             August 9, 2000
--------------------------------------------           -----------------------
      ** Signature of Reporting Person                            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


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